EXHIBIT 2.2

SECOND AMENDMENT TO
AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION

THIS SECOND AMENDMENT TO THE AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the “Second Amendment”) is entered into as of January 30, 2008, between Belvedere SoCal, a company organized under the laws of California (“SoCal”), being located in San Francisco, California, and Spectrum Bank, a banking company organized under the laws of California (“Seller”), located in Irvine, California.

WHEREAS, SoCal and Seller entered into an Agreement to Merge and Plan of Reorganization dated as of July 13, 2007 which was subsequently amended on September 4, 2007 (as so amended, the “Agreement”);

WHEREAS, the Parties wish to make changes and an amendment to the Agreement which they believe to be in the best interest of their respective shareholders;

NOW, THEREFORE, in consideration of the premises and mutual promises of the Parties, the Parties hereto agree as follows:

1.            The definition of “Per Share Cash Consideration” in Section 1.1 of the Agreement is hereby modified by changing the amount of “$475,000” to “$490,000.”
2.            Subsection (d) is hereby added to Section 2.1 to read as follows:

“(d)    Immediately prior to the Effective Time, SoCal shall acquire from certain shareholders of Seller, pursuant to a separate purchase agreement, the Seller Shares set forth on Exhibit A to this Second Amendment in exchange for certain trust preferred securities issued by a subsidiary trust of SoCal valued on the basis of the Per Share Cash Consideration (the “Stock Sale”).  The trust preferred securities shall have the terms and provisions provided for in an amended and restated declaration of trust which shall be mutually acceptable to SoCal and the selling shareholders.”

3.	Subsection (a) of Section 2.3 of the Agreement is hereby amended to read as follows:

“(a)    Except as provided in Subsection (d) hereof, each Seller Share shall, by virtue of the Merger, be converted into the right to receive cash in the amount of the Per Share Cash Consideration.”

4.            Subsection (d) is hereby added to Section 2.3 of the Agreement to read as follows:

“(d)    Each Seller Share held by SoCal at the Effective Time will be cancelled and no amount of cash or other consideration will be paid in exchange therefor.”

5.            Subsection (a) of Section 2.5 of the Agreement is hereby amended to read as follows:

“(a)            As of the Effective Time, SoCal shall have caused to be deposited with the Exchange Agent for the benefit of the holders of shares of Seller Stock funds in an amount equal to the number of shares of Seller Stock outstanding at the Effective Time minus the number of shares of Seller Stock owned by SoCal at the Effective Time multiplied by the Per Share Cash Consideration (collectively, the “Exchange Fund”).

6.            Subsection (e) is hereby added to Section 8.1 to read as follows:

“(e)            The Stock Sale shall have been completed immediately prior to the Effective Time.”

7.            Subsection (d) of Section 8.2 is hereby amended by deleting the last sentence of such Subsection.

8.            Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

9.            This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.            The Agreement shall remain in full force and effect in all other respects.

11.            This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

[signatures appear on the following page]

WITNESS, the signature of Belvedere SoCal as of the 30th day of January, 2008, set by its Chairman of the Board and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

BELVEDERE SOCAL

By: _______________________________	By: _______________________________
President & Chief Executive Officer	Secretary

WITNESS, the signature of Spectrum Bank, as of the 30th day of January, 2008, set by its Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

SPECTRUM BANK

By: _______________________________	By: _______________________________
Chief Executive Officer	Secretary

EXHIBIT A

Selling Shareholder	# of shares of Seller Stock to be sold	Value of Trust Preferred Securities to be received

Ronald H. Gabriel	182,115	$8,403,024

Ronald H. Gabriel, Tr GFT	76,191	$3,515,574

Aldo J. & Helen L.	22,297	$1,028,815
De Soto, Tr DSFT

Thomas R. Timmons	44, 485	$2,052,588

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